Exhibit 10.25

AMENDMENT TO THE
STONE ENERGY CORPORATION
EMPLOYEE SEVERANCE PLAN

THIS AMENDMENT (“Amendment”) to the Stone Energy Corporation Employee Severance Plan (the “Plan”) is made as of November 21, 2017.
WHEREAS, Stone Energy Corporation (the “Company”) currently maintains the Plan pursuant to which certain employees of Employer are entitled to receive severance payments and benefits upon certain terminations of employment subject to the terms and conditions contained therein;
WHEREAS, pursuant to Section 4.5 of the Plan, the Board may amend the Plan or any portion thereof at any time subject to the terms and conditions contained therein; and
WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Plan.
NOW, THEREFORE, BE IT:
RESOLVED, that the definition of “Involuntary Termination” in Section 1.1 of the Plan is hereby deleted in its entirety and replaced with the following:
“‘Involuntary Termination’ shall mean (x) any termination of the Participant’s employment by the Employer other than for Cause or (y) a termination of employment by the Participant during the twelve month period immediately following the Closing Date (as defined in the Transaction Agreement, dated as of November 21, 2017 by and among Stone Energy Corporation, Sailfish Energy Holdings Corporation, Sailfish Merger Sub Corporation, Talos Energy LLC and Talos Production LLC, as it may be amended (the “Transaction Agreement”)) following the requirement as evidenced in a written notice from a Green Entity (as defined in the Transaction Agreement)), any of their respective Subsidiaries (as defined in the Transaction Agreement) or Old Sailfish LLC (as defined in the Transaction Agreement) that such Participant’s principal work location is being transferred to a location more than fifty (50) miles from such Participant’s principal work location and that materially increases such Participant’s commute.”
RESOLVED, that Section 2.1(B) of the Plan is hereby deleted in its entirety and replaced with the following:
“a lump sum cash severance payment equal to 100% of the Participant’s annual bonus opportunity, if any, at target, for the calendar year in which the Involuntary Termination occurs (the “Target Bonus”), provided that such amount shall be pro-rated by multiplying such amount by the number of days that have elapsed from January 1 of that calendar year to the date of the Involuntary Termination and dividing the result by 365, and provided further that if the Participant’s Involuntary Termination occurs during the twelve month period immediately following the Closing Date, the Target Bonus for purposes of this Section 2.1(B) shall be deemed to be no less than such Participant’s target bonus for the 2017 calendar year.”

RESOLVED, that, the third sentence of Section 2.1(C) of the Plan is hereby deleted in its entirety and replaced with the following:
“If at any time on or after a Participant’s Involuntary Termination (x) any group health plan in which he has elected to continue his coverage either is terminated or ceases to provide coverage to him or his covered beneficiaries for any reason, including, without limitation, by its terms or the terms of an insurance contract providing the benefits of such plan or because such plan is no longer subject to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), and (y) there is no other group health plan sponsored or maintained by the Company or any entity, trade or business (regardless of whether incorporated) that, together with the Company, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code under which coverage could be provided to the Participant, then “Health Coverages” shall mean an economically equivalent cash payment for coverage equivalent to the coverage that is provided (or, if the plan has been terminated, that would have been provided but for such termination) for similarly situated active employees, plus, where applicable, a gross-up payment to the Participant to reflect the loss of tax benefits associated with his “lost” employer-provided health coverage benefit(s).”
RESOLVED, that this Amendment shall, as of and from the execution date set forth above, be read and construed with the Plan and be treated as a part thereof. The terms of the Plan except as amended by this Amendment are ratified and confirmed and the Plan as amended by this Amendment shall remain in full force and effect.
[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

STONE ENERGY CORPORATION

By: /s/ Lisa S. Jaubert
Name: Lisa S. Jaubert
Title: Senior Vice President, General
Counsel & Corporate Secretary